Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 16, 2010 relating to the financial statements, which appears in Mistras Group, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

New York, New York
April 14, 2011